EXHIBIT 10(xli)

FIRST AMENDMENT TO
ANADARKO PETROLEUM CORPORATION
2008 DIRECTOR COMPENSATION PLAN

WHEREAS, Anadarko Petroleum Corporation (the “Company”) has heretofore established and currently maintains the Anadarko Petroleum Corporation 2008 Director Compensation Plan (the “Plan”) for the benefit of non-employee members of the Company’s Board of Directors (the “Board”); and
WHEREAS, pursuant to Section 16.7 of the Plan, the Plan may be amended at any time, and from time to time, by the Compensation and Benefits Committee of the Board (the “Committee”); and
WHEREAS, the Committee desires to amend the Plan on behalf of the Company to impose certain limitations on the compensation that the Company may pay to the non-employee members of the Board;

NOW, THEREFORE, effective as of February 8, 2016, the Plan is hereby amended as follows:
1.The Plan is hereby amended by adding the following new Section 16.12 to the end of Section 16 of the Plan:
“16.12    Compensation and Award Limitations
Notwithstanding any provisions to the contrary in the Plan, in any other incentive compensation plan of the Company or any of its subsidiaries (including, without limitation, the Company’s 2012 Omnibus Incentive Compensation Plan or any successor plan thereto), or any other compensatory policy or program of the Company applicable to the Eligible Directors (collectively, the “Director Programs”), the sum of “A” and “B” for any individual Eligible Director for any single calendar year beginning on or after January 1, 2016 shall not exceed $750,000, where:

“A”
equals the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted under the Director Programs (other than with respect to compensation described in “B” below) to such Eligible Director during such calendar year; and

“B”
equals the aggregate cash value of such Eligible Director’s retainer, meeting attendance fees, committee assignment fees, lead director retainer, committee chair and member retainers and other Board fees related to service on the Board or committee(s) of the Board that are initially denominated as a cash amount or any other property other than Common Stock (whether paid currently or on a deferred basis or in cash or other property (including Common Stock)) for such calendar year;

provided, however, that the limitation described in this sentence shall be determined without regard to grants of awards under the Director Programs and compensation, if any, paid to an Eligible Director during any period in which such individual was an employee, consultant or independent contractor providing services to the Company or any of its subsidiaries (other than in the capacity of an Eligible Director).”
2.As amended hereby, the Plan is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be executed on this 8th day of February 2016.

ANADARKO PETROLEUM CORPORATION

By:	/s/ Julia A. Struble
Julia A. Struble
Vice President, Human Resources